EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2011, relating to the consolidated financial statements of A.M. Castle & Co. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of A.M. Castle & Co. and subsidiaries for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Chicago, Illinois
May 13, 2011